Exhibit 5.1

EDWARD T.SWANSON

Attorney At Law

1135 17th Street Suite E

Santa Monica, California 90403

Phone: (310) 315-2828    Fax: (310) 828-6138

Email: etswanson@att.net<![if !supportNestedAnchors]><![endif]>

July 2, 2008

Infrared Systems International

15 N. Longspur Drive

The Woodlands, TX 77380

 Re:  Infrared Systems International

        Registration Statement File No. 333-147367

Gentlemen:

We have acted as counsel to Infrared Systems International, a Nevada corporation (the ?Company?), in connection with the filing by the Company of a registration statement (File No. 333-147367) with the Securities and Exchange Commission (the ?Commission?) under the Securities Act of 1933, as amended (the ?Act?) on November 14, 2007, Amendment No. 1 thereto, filed on January 25, 2008, Amendment No. 2 thereto, filed on March 26, 2008, Amendment No. 3 thereto, filed on May 8, 2008, Amendment No. 4 thereto filed on June 19, 2008 and Amendment No. 5 thereto filed on July 1, 2008 (as so amended, the ?Registration Statement?). The Registration Statement registers under the Act an aggregate of 20,073,346 shares (the ?Shares?) of the Company?s common stock, $0.001 par value per share (the ?Common Stock?), to be distributed to the holders of common stock of China Sxan Biotech, Inc. pursuant to the final prospectus that forms a part of the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act of 1933, as amended (the ?Act?).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including without limitation (i) the Registration Statement; (ii) the Articles of Incorporation of the Company, as amended to date and currently in effect; (iii) the Bylaws of the Company, as amended to date and currently in effect; and (iv) records of proceedings of the Company?s Board of Directors.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based upon and subject to the foregoing, it is our opinion that the Shares have been legally issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to us under the caption ?Legal Matters? in the Registration Statement.

Very truly yours,

/s/ Edward T. Swanson

Edward T. Swanson, Esq.